NATUS MEDICAL INCORPORATED
THOMAS J. SULLIVAN EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is entered into as of December 13, 2021 by and between Natus Medical Incorporated (“Natus” or the “Company”), and Thomas J. Sullivan (“Executive”). This Agreement shall become effective on the day Executive actually commences employment with the Company (the “Effective Date”), which in no event shall be later than December 27, 2021.
1.Duties and Scope of Employment.
(a)Positions and Duties. As of the Effective Date, Executive shall be an employee of the Company, and serve as President and Chief Executive Officer of the Company. Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as shall reasonably be assigned to him by the Company’s Board of Directors (“Board”). Executive’s principal place of employment shall be Executive’s primary residence (or other remote work location); provided that Executive acknowledges and agrees that Executive shall be required to travel for business purposes to the Company’s global locations as well as to other customer, investor, supplier, or entity sites as required by his duties. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.” Executive shall offer his resignation to the Board as Senior Independent Director, however Executive shall remain a member of the Board immediately following the Effective Date and the Company shall nominate Executive to serve on the Board for so long as Executive serves as President and Chief Executive Officer of the Company.
(b)Obligations. During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity without the prior approval of the Board. Executive is permitted to serve on the Board of Directors of up to one external public or private companies provided that such service is consistent with the Company’s guidelines as from time to time in effect.
2.At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company.
3.Compensation. During the Employment Term, Executive shall receive the following compensation and benefits:
(a)Base Salary. The Company will pay Executive a base salary (the “Base Salary”) at the rate of $870,000 per year as compensation for his services. The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices. The Base Salary will be subject to review and adjustments by the Compensation Committee of the Board (“Compensation Committee”) based upon the Company’s normal performance review practices, although under no circumstances shall it be lowered below the Base Salary in effect on the Effective Date.
(b)Annual Bonus. Beginning in the 2022 fiscal year, Executive shall be eligible to receive an annual bonus (“Annual Bonus”) with a target of 110% of Executive’s Base

Salary based upon achievement of performance objectives to be determined by the Compensation Committee.
(c)Cash Sign-On Bonus. Upon or promptly following the Effective Date (but in all events during the 2021 calendar year), the Company will pay Executive a one-time cash sign-on bonus of $538,148 (the “Sign-On Bonus”).
(d)Equity Awards. Upon or promptly following the Effective Date (but in all events during the 2021 calendar year), Executive shall be granted (i) market stock units (“MSUs”) with a grant date value of approximately $2,500,000 and (ii) performance-based restricted stock units (“PSUs”) with a grant date value of approximately $2,500,000, with the target number of shares of the Company’s common stock subject to each award determined by dividing $2,500,000 by the closing price of the Company’s common stock on December 13, 2021, in each case, rounded down to the nearest full share. In addition, in January of 2022, at the same time as annual grants are made to executive officers of the Company generally, Executive shall be granted (x) MSUs with a grant date value of approximately $1,250,000, (y) PSUs with a grant date value of approximately $2,500,000 and (z) restricted stock units (“RSUs”) with a grant date value of approximately $1,250,000, with the target number of shares of the Company’s common stock subject to each award determined by dividing the applicable dollar value by the closing price of the Company’s common stock on the date of grant and, in each case, rounded down to the nearest full share. The MSUs, PSUs and RSUs shall be granted under, and shall be subject to the terms and conditions of, the Company’s 2018 Equity Incentive Plan, as from time to time amended, and award agreements to be entered into between the Company and Executive evidencing each such grant, which shall control in the event of any conflict with this Agreement. Beginning after 2022, Executive shall be eligible to receive future equity awards as determined by the Compensation Committee.
4.Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance, 401(k), health savings account, and flexible-spending account plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time. Subject to approval by the Board, if Executive relocates to the location of the Company’s headquarters, as from time to time in effect, Executive will be eligible for reimbursement of full relocation benefits associated with the move in an amount to be mutually agreed upon.
5.Paid Time Off. Executive is entitled to receive five (5) weeks paid time off per calendar year (prorated for partial years), to be taken and carried over in accordance with Natus’ standard benefit policy currently and hereafter maintained by the Company for its executives, and as may be cancelled or changed from time to time.
6.Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.
7.Severance.
(a)Involuntary Termination. If Executive’s employment with the Company terminates other than for “Cause” (as defined herein) and other than due to death or Disability (except as provided in Section 7(c) below), and subject to Section 11, Executive shall be entitled to the following:

(i)a lump sum payment due and payable within thirty (30) days after the date of Executive’s “separation from service” (as defined in regulations promulgated under Section 409A of the Internal Revenue Code of 1986, as amended (“Code”)) and equal to two times (2.0x) his Base Salary as then in effect;
(ii)any Annual Bonus relating to the year immediately prior to the year of termination, to the extent not yet paid, and a prorated target Annual Bonus for the year of termination, with the amount of such target Annual Bonus prorated to reflect the number of days Executive was employed by the Company and its affiliates during the applicable year prior to the date of termination, payable at the time annual bonuses for such year are paid to executives of the Company generally, but in no event later than March 15th of the year following the year to which such Annual Bonus relates;
(iii)any stock-based awards will vest as follows: (A) any RSUs or other equity awards that are eligible to vest solely based on Executive’s continued service with the Company shall vest in full; (B) any MSUs will vest as to the number of shares earned based on actual performance through the date of Executive’s employment, without any proration based on the portion of the applicable performance period during which Executive was employed, and (C) any PSUs or other awards that are eligible to vest in whole or in part based on performance (other than MSUs) shall vest on a prorated basis based on actual performance through the date Executive’s employment terminates (or, if such a measurement is not practicable, based on actual performance over the period ending as soon as practicable thereafter, as determined by the Board) and based on the portion of the performance period during which Executive remained employed (for example, if Executive’s employment terminated twelve (12) months after the grant date, the performance period was thirty-six (36) months and as of the termination date, 150% of the shares subject to the award were earned based on performance, the number of PSUs vesting would equal 150% of the target PSUs subject to the awards, multiplied by a fraction, the numerator of which is 12 and the denominator of which is 36).
(iv)continued provision by the Company of the level of group health coverage provided by the Company to Executive at the time of such termination, including payment by the Company of the necessary premiums for coverage of Executive and Executive’s eligible dependents with group health continuation coverage under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) and then, if applicable, a comparable policy or provision of healthcare benefits for coverage of Executive and Executive’s eligible dependents at the end of the COBRA coverage period through the lesser of (x) the number of months until the third December 31st from the effective date of such termination, or (y) the date upon which Executive and each of Executive’s eligible dependents become covered under similar plans; provided, however, that Executive timely elects such COBRA coverage. Notwithstanding anything to the contrary in this Section 7, in the event that the healthcare benefits described in this Section 7(a)(iv) would subject the Company or Executive to any tax or penalty under the Patient Protection and Affordable Care Act (as amended from time to time, the “ACA”) or Section 105(h) of the Code or otherwise, Executive and the Company agree to work together in good faith, consistent with the requirements for compliance with or exemption from Section 409A of the Code, to restructure such benefit.
(b)Voluntary Termination; Termination for Cause. If Executive’s employment with the Company terminates voluntarily by Executive (other than as described in subsection (d) below) or for Cause by the Company, then (i) all vesting of equity awards will immediately cease, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (iii) Executive will only be eligible for severance benefits, if any, in accordance with the Company’s established policies as then in effect.
(c)Termination due to Death or Disability. If Executive’s employment with the Company is terminated due to Executive’s death or by the Company due to Executive’s Disability, then (i) subject to Section 11, Executive’s equity awards will vest as described in Section 7(a)(iii) or Section 7(d), as applicable, as if such termination was other than for Cause and (ii) all payments of compensation by the Company to Executive will terminate immediately (except as to amounts already earned). For purposes of this Agreement, “Disability” means that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.
(d)Change of Control Benefits. If within three (3) months prior to or twenty-four (24) months following a “Change of Control” (as defined below) (i) Executive terminates Executive’s employment with the Company for Good Reason after providing the Company with written notice within the ninety (90) days after the occurrence of an event constituting Good Reason and an opportunity for the Company to cure such occurrence of not less than thirty (30) days, or (ii) the Company or its successor terminates Executive’s employment with the Company other than for Cause and other than due to his death or Disability (except as provided in Section 7(c) above), then Executive shall be entitled to receive the benefits provided for in subsection (a) above, except that (A) the amount of the cash payments provided for in (a)(i) above shall be replaced by a cash payment equal to two times (2.0x) the sum of (x) the greater of Executive’s Base Salary as in effect immediately prior to the date of the Company’s entering into an agreement providing for such Change of Control (or, if no such agreement is entered into, immediately prior to the Change of Control), or Executive’s Base Salary as in effect at the time of Executive’s termination after the date of the Change of Control, and (y) the greater of Executive’s target Annual Bonus as most recently established by the Board or Compensation Committee prior to the date of the Company’s entering into an agreement providing for such Change of Control (or, if no such agreement is entered into, prior to the date of the Change of Control), or Executive’s target Annual Bonus as in effect at the time of Executive’s termination after the date of the Change of Control; and (B)(1) any stock-based awards (including RSUs and any other time-based awards that are granted after the date hereof) that are eligible to vest solely based on Executive’s continued service with the Company shall immediately become fully vested as of the date of termination; and (2) any stock-based awards or rights (including MSU, PSUs, and other forms of performance-based awards that are granted after the date hereof) that vest in whole or in part based on performance shall be deemed earned based on the greater of (y) actual achievement of the applicable performance goals, as provided in the applicable award agreement or this document, through the date of such termination and (z) 100% of target achievement of such performance goals, and shall immediately become vested without proration . Executive shall only be permitted to receive the benefits provided for in subsection (a) once and shall not be permitted to claim such benefits under both subsection (a) and (d) such that Executive would receive the benefits pursuant to subsection (a) or (d) twice.
8.Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 8, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under Section 4(a)(i) shall be either: (A) delivered in full, or (B) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 8 shall be made in writing by the Company’s independent public accountants immediately prior to a Change of Control (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 8, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, and shall take into account the value of reasonable compensation and any restrictive covenants to which Executive is subject to the maximum extent permitted under Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 8.
9.Definitions.
(a)Cause. For purposes of this Agreement, “Cause” shall mean (i) conviction or indictment of any crime of dishonesty, fraud, misrepresentation or other act of moral turpitude by Executive, (ii) Executive’s conviction of a felony, (iii) a willful act by Executive which constitutes disloyalty or gross misconduct injurious to the Company, (iv) misrepresentation or concealment by Executive of any fact for the purpose of securing or maintaining this Agreement, or (v) continued violations by Executive of Executive’s employment duties which are willful on Executive’s part after Executive has been given written demand for performance from the Board which specifically sets forth the factual basis for the Board’s belief that Executive has not substantially performed Executive’s duties.
(b)Change of Control. For purposes of this Agreement, “Change of Control” of the Company is defined as:
(i)any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities;
(ii)the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than forty percent (40%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;
(iii)the stockholders of the Company approve a plan of complete liquidation of the Company;
(iv)the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets; or
(v)a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination.
(c)Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without Executive’s express written consent, (i) the material reduction of Executive’s duties or responsibilities relative to Executive’s duties or responsibilities in effect immediately prior to such reduction; including a reduction in duties or responsibilities in connection with the Company being acquired and made part of a larger entity, following which Executive is not made the Chief Executive Officer of the acquiring corporation; (ii) a material reduction by the Company in Executive’s Base Salary, target Annual Bonus as in effect immediately prior to such reduction; (iii) a material reduction by the Company in the type or level of employee benefits to which Executive is entitled immediately prior to such reduction with the result that Executive’s overall benefits package is significantly reduced, other than changes to benefits that apply generally to Company employees; (iv) the relocation of Executive’s primary worksite to a facility or a location that increases Executive’s commute distance by more than 35 miles from Executive’s then primary worksite (disregarding for this purpose any temporary remote work arrangements); or (v) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 12; provided, that, notwithstanding anything else contained herein, in the event of the occurrence of a Good Reason condition listed above, Executive must provide notice to the Company within ninety (90) days of the initial occurrence of such Good Reason condition and allow the Company thirty (30) days in which to cure such condition, and if the Company fails to cure the condition within the cure period provided, Executive must terminate employment with the Company within ninety (90) days of the end of the cure period in order to claim a Good Reason termination.
10.Confidential Information; Representation. Executive agrees to enter into the Company’s standard Confidential Information and Invention Assignment Agreement (the “Confidential Information Agreement”) upon commencing employment hereunder. Executive represents and warrants that all personal background information provided by him, or to be provided during the term of his employment, in response to background questions asked by the Company pertaining to Executive’s employment, is true and accurate, and does not and will not contain any material omissions, nor shall it omit any material information. Executive further represents and warrants that he has not committed any act as described in section 9(a)(i), (ii) or (iv) hereof.
11.Conditional Nature of Severance Payments.
(a)Non-Solicitation. Until the date that is twenty-four (24) months following the termination of Executive’s employment with the Company for any reason, Executive agrees not to, either directly or indirectly, solicit, or take away any employee or consultant of the Company or cause an employee or consultant of the Company to leave his or her employment or terminate his or her services, either for Executive or for any other entity or person. Additionally, Executive acknowledges that his right to receive the benefits set forth in Section 7, as determined by a court of competent jurisdiction, is contingent upon his continued compliance with this Section 11, and upon any breach of this section all payments made pursuant to Section 7 of this Agreement shall immediately cease and Executive shall immediately return a pro-rated amount of all cash paid to Executive pursuant to Section 7, with the prorated amount determined by multiplying the aggregate cash payments made to Executive pursuant to Section 7 by a fraction, of which the denominator is twenty-four (24) and the numerator is the number (not to be less than zero) equal to twenty-four (24) minus the number of months from the date of termination to the date of the breach as determined in good faith by the court of competent jurisdiction. Notwithstanding any provision herein nothing shall prohibit Executive or Executive’s subsequent employer from placing general advertisements for open positions in publications, online, with recruiters or conveying such opportunities to the market in general via any means and in the ordinary course of business. that are not specifically targeted at any employee or consultant of the Company.
(b)Understanding of Covenant. Executive represents that Executive (i) is familiar with the foregoing covenant not to solicit, and (ii) is fully aware of Executive’s obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of this covenant.
(c)Release of Claims. Executive agrees and acknowledges that Executive’s right to receive the severance payments pursuant to Section 7 (to the extent Executive is otherwise entitled to such payments) is conditioned upon Executive executing a release of claims in favor of the Company and its officers and directors (except for claims to rights set forth herein or to which Executive is otherwise legally entitled under any of the Company’s benefit, equity or other similar plans). If Executive does not sign, or signs but then timely revokes his acceptance (as determined by reference to the U.S. Age Discrimination in Employment Act, as amended), of a standard release of claims with the Company, then Executive shall immediately return all sums paid to him and all property received by him pursuant to subsection 7.
12.Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.
13.Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well-established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:
If to the Company:
Natus Medical Incorporated
6701 Koll Center Parkway, Suite 120
Pleasanton, CA 94566
Attn. Chairman of the Board
If to Executive:
at the last residential address known by the Company.
14.Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.
15.Arbitration.

(a)General. In consideration of Executive’s service to the Company, its promise to arbitrate all employment related disputes and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company under this Agreement or otherwise or the termination of Executive’s service with the Company, including any breach of this Agreement, shall be subject to binding arbitration under Delaware law. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, claims of harassment, discrimination or wrongful termination and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.
(b)Procedure. Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or California Code of Civil Procedure. Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive agrees that the arbitrator shall issue a written decision on the merits. Executive also agrees that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive shall pay the first $200.00 of any filing fees associated with any arbitration Executive initiates. Executive agrees that the arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules shall take precedence.
(c)Remedy. Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law that the Company has not adopted.
(d)Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, Executive agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidentiality Agreement or any other agreement regarding trade secrets, confidential information, non-solicitation or Labor Code §2870. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees.
(e)Administrative Relief. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

(f)Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Executive is waiving Executive’s right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.
(g)Expenses of Enforcement. In the event of a dispute relating to this Agreement arising during the term of Executive’s employment with the Company or within three (3) years following the termination of this Agreement, the Company will reimburse Executive’s fees and expenses as incurred quarterly, including reasonable attorneys’ fees and expenses, in connection with such dispute, provided that (i) Executive provides the Company with written documentation substantiating the amount of such fees and expenses, and (ii) Executive prevails on at least one material issue in such dispute or an arbitrator does not determine that Executive’s legal positions were frivolous or without legal foundation. The Company will make such reimbursement payments quarterly based on the written substantiation documentation submitted by Executive to the Company during the prior quarter; in no event will any reimbursement be made later than the end of the calendar year next following the calendar year in which the expense was incurred by Executive; Executive must provide such written substantiation in time for the Company to make such reimbursement by such deadline. In the event Executive does not so prevail or in the event of a determination by the arbitrator that Executive’s legal positions were frivolous or without legal foundation (in either case, a “Resolution”), Executive will repay to the Company any amounts previously reimbursed by it and Executive will reimburse the Company for its fees and expenses, including reasonable attorneys’ fees, incurred in connection with the dispute, both within a reasonable period of time not to exceed sixty (60) days following the date of the Resolution. The amount of expenses eligible for reimbursement under this Section 15(g) during a calendar year will not affect the amount of expenses eligible for reimbursement under this Section 15(g) in another calendar year, and the right to such reimbursement is not subject to liquidation or exchange for another benefit from the Company.
16.Integration. This Agreement, together with any agreement that the Company has entered into with Executive for the award of stock options, restricted stock, PSUs, MSUs or any other stock-based awards (collectively, “Equity Award Agreements”), including any equity plans maintained by the Company pursuant to which any such awards have been made, and the Confidential Information Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless it is in writing and specifically mentions this Section 16 and it is signed by duly authorized representatives of the parties hereto. To the extent that the provisions of Section 7 of this Agreement provide for vesting of equity awards under any Equity Award Agreement that differs from the terms of such Equity Award Agreement, Section 7 of this Agreement shall control.
17.Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, shall not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.
18.Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
19.Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

20.Governing Law. This Agreement will be governed by the laws of the State of New Jersey (with the exception of its conflict of laws provisions).
21.Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
22.Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the day and year first above written.

COMPANY:
NATUS MEDICAL INCORPORATED
By:
    Joshua H. Levine
    Title:    Chairperson

EXECUTIVE:

Thomas J. Sullivan
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